Filed Pursuant to Rule 424(b)(3)
File Number 333-126887

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement No. 1 dated November 15, 2005
to Prospectus declared effective on October 24, 2005,
(Registration No. 333-126887)

LEV PHARMACEUTICALS, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated October 24, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants and options referred to in the Prospectus. You should read this Prospectus Supplement No. 1 together with the Prospectus.

This Prospectus Supplement No. 1 includes the following documents, as filed by us with the Securities and Exchange Commission:

▪     The attached Quarterly Report on Form 10-QSB of Lev Pharmaceuticals, Inc. dated November 14, 2005.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “LEVP.OB.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is November 15, 2005.

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-QSB

(Mark One)
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED: SEPTEMBER 30, 2005

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________ to __________

COMMISSION FILE NO. 000-32947

Lev Pharmaceuticals, Inc.
(Name of Small Business Issuer as specified in Its Charter)

Delaware		88-0211496
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

122 East 42nd Street, Suite 2606, New York, New York		10168
(Address of Principal Executive Offices)		(Zip Code)

(212) 682-3096
(Issuer's Telephone Number, Including Area Code)

Check whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes ☒ No ☐

As of November 14, 2005, the issuer had 81,527,544 shares of common stock outstanding.

Transitional Small Business Disclosure Format (Check one): ☐ Yes ☒ No

INTRODUCTORY NOTE

This Report on Form 10-QSB for Lev Pharmaceuticals, Inc. (the "Company") may contain forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," believe," "estimate" and "continue" or similar words. Forward-looking statements include information concerning possible or assumed future business success or financial results. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. We believe that it is important to communicate future expectations to investors. However, there may be events in the future that we are not able to accurately predict or control. Accordingly, we do not undertake any obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties set forth under "Risk Factors" in Amendment No. 1 to our Registration Statement on Form SB-2 filed in October 2005 and our periodic reports filed with the SEC. Accordingly, to the extent that this Report contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of the Company, please be advised that the Company's actual financial condition, operating results and business performance may differ materially from that projected or estimated by the Company in forward-looking statements.

Lev Pharmaceuticals, Inc.

Index to Form 10-QSB
		Page
Part I.	Financial Information
Item 1.	Condensed Consolidated Financial Statements	3
	Condensed Consolidated Balance Sheets as of September 30, 2005 (Unaudited) and December 31, 2004	3
	Unaudited Condensed Consolidated Statements of Operations for the Three and Nine MonthsEnded September 30, 2005 and 2004 and for the Period from July 21, 2003 (Inception) to September 30, 2005	4
	Unaudited Condensed Consolidated Statements of Cash Flows for the Nine MonthsEnded September 30, 2005 and 2004 and for the Period from July 21, 2003 (Inception) to September 30, 2005	5
	Notes to Condensed Unaudited Consolidated Financial Statements	6
Item 2.	Management’s Discussion and Analysis or Plan of Operation	11
Item 3.	Controls and Procedures	14
Part II.	Other Information	14
Item 1.	Legal Proceedings	14
Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	14
Item 3.	Defaults Upon Senior Securities	14
Item 4.	Submission of Matters to a Vote of Security Holders	14
Item 5.	Other Information	14
Item 6.	Exhibits	14
	Signatures	15

LEV PHARMACEUTICALS INC. AND SUBSIDIARY
(a development stage enterprise)

Condensed Consolidated Balance Sheets

	September 30, 2005 (Unaudited)	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$5,523,439	$5,544,507
Investments	1,500,000
Prepaid expenses	110,713	263,587
Other assets	56,337	41,661

Total current assets	7,190,489	5,849,755

Fixed assets, net of accumulated depreciation	59,790	7,150
Security deposit	16,817	16,817

	$7,267,096	$5,873,722

LIABILITIES
Current liabilities:
Accounts payable	$138,639
Accrued expenses	197,526	$243,625
Income taxes payable		82,916
Deferred lease liability	3,398
Total current liabilities	339,563	326,541
Loan payable	237,883
Deferred lease liability		4,857
Accrued interest payable	2,947

Total liabilities	580,393	331,398

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock - $0.01 par value, 20,000,000 authorized, no shares issued and outstanding
Common stock - $0.01 par value, 200,000,000 shares authorized, 81,527,544 and 76,303,319 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	815,275	763,033
Additional paid-in capital	14,232,589	9,891,915
Subscription receivable		(130)
Deficit accumulated during the development stage	(8,361,161)	(5,112,494)

Total stockholders' equity	6,686,703	5,542,324

	$7,267,096	$5,873,722

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

LEV PHARMACEUTICALS INC. AND SUBSIDIARY
(a development stage enterprise)

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended		Period From July 21, 2003 (Inception) to
	September 30,		September 30,		September 30,
	2005	2004	2005	2004	2005

Costs and expenses:
Research and development	$554,730	$188,916	$1,580,519	$886,400	$2,714,452

Payment to certain Fun City Popcorn, Inc. shareholders representing merger costs					283,732
General and administrative and license acquisition costs	688,982	404,827	1,791,297	2,797,574	5,166,929

Loss from operations	(1,243,712)	(593,743)	(3,371,816)	(3,683,974)	(8,165,113)

Other income:
Interest income	60,800	14,167	126,276	31,446	177,134
Interest expense	(3,127)		(3,127)		(3,127)
Net loss	$(1,186,039)	$(579,576)	$(3,248,667)	$(3,652,528)	$(7,991,106)

Net loss per share - basic and diluted	$(0.01)	$(0.00)	$(0.04)	$(0.05)

Weighted average shares - basic and diluted	81,385,154	71,797,789	79,001,223	69,996,601

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

LEV PHARMACEUTICALS INC. AND SUBSIDIARY
(a development stage enterprise)

Unaudited Condensed Consolidated Statements of Cash Flows

			Period From
			July 21, 2003
	Nine Months Ended		(Inception) to
	September 30,		September 30,
	2005	2004	2005

Cash flows from operating activities:
Net loss	$(3,248,667)	$(3,652,528)	$(7,991,106)
Adjustments to reconcile net loss to net cash used in operating activities:
Compensation to consultants from issuance of warrants		2,005,530	2,005,530
Compensation expense from re-pricing of warrants	27,819		27,819
Option and warrants modification resulting from merger			75,201
Supplier purchase funding	237,883		237,883
Depreciation expense	7,044		7,330
Changes in:
Prepaid expenses and other assets and liabilities	141,145	(71,734)	(180,920)
Accounts payable	138,639		138,639
Accrued expenses	(46,099)	99,230	197,526
Deferred lease liability	(1,459)	5,233	3,398
Income taxes payable	(82,916)		(64,463)
Net cash used in operating activities	(2,826,611)	(1,614,269)	(5,543,163)
Cash flows from investing activities:
Purchase of fixed assets	(59,684)	(3,553)	(67,120)
Purchase of investments	(1,500,000)		(1,500,000)
Net cash used in investing activities	(1,559,684)	(3,553)	(1,567,120)

Cash flows from financing activities:
Proceeds from stock subscription receivable	130		130
Proceeds from notes payable to stockholder			18,000
Repayment of notes payable to stockholder		(18,000)	(18,000)
Net proceeds from sale of common stock	4,365,097	7,968,495	12,633,592
Net cash provided by financing activities	4,365,227	7,950,495	12,633,722

Net (decrease) increase in cash and cash equivalents	(21,068)	6,332,673	5,523,439
Cash and cash equivalents - beginning of period	5,544,507	300,409

Cash and cash equivalents - end of period	$5,523,439	$6,633,082	$5,523,439

Supplemental non cash flow from financing activities:

During the nine months ended September 30, 2005, the Company purchased C1-INH from its supplier and was loaned $237,883 until regulatory approval see (Note F).

Issuance of 179,451 shares of common stock in connection with the cashless exercise of a warrant to purchase 190,327 shares in September 2005.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

LEV PHARMACEUTICALS INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - ORGANIZATION AND BUSINESS

Fun City Popcorn, Inc., (the "Company" or "FCP"), a non-operating public company, was incorporated on September 18, 1985.

On November 5, 2004, FCP entered into an agreement and plan of merger (the "Agreement") with Lev Development Corp., formerly known as Lev Pharmaceuticals, Inc. ("Lev"), which was incorporated on July 21, 2003 in the State of Delaware. Lev is a development stage company which is engaged in developing and commercializing therapeutic products for the treatment of inflammatory diseases. On December 29, 2004, the merger closed and pursuant to the Agreement, FCP acquired 100% of the outstanding capital stock of Lev through its subsidiary Lev Acquisition Corp ("LAC"). In connection with the merger, FCP changed its name to Lev Pharmaceuticals, Inc. and increased its authorized common stock to 200,000,000 shares and its preferred stock to 20,000,000 shares. Under the terms of the Agreement, the stockholders of Lev exchanged all of their issued and outstanding shares of common stock for 5,029,795 shares of FCP common stock, and 4,789,433 Series A voting convertible preferred shares (the "Exchange"). Each Series A voting convertible preferred share was converted automatically into 13.940668 shares of FCP common stock (an aggregate 66,767,994 common shares). The 71,797,789 shares of common stock represent approximately 94.10% of the ownership interests in FCP following the merger. In addition, all of the outstanding Lev options and warrants immediately prior to the merger were exchanged for 2,854,900 FCP options and 301,668 FCP warrants. The Exchange which, resulted in the stockholders of Lev having control of FCP, represents a recapitalization of FCP, or a "reverse merger" rather than a business combination. In connection therewith, FCP's historic capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by FCP in the Exchange while Lev's historical accumulated deficit was carried forward. The statement of operations reflects the activities of Lev from the commencement of its operations on July 21, 2003. In connection with the Agreement, Lev agreed to acquire FCP for $350,000. In December 2004, Lev paid certain FCP stockholders $283,731 which represents the acquisition price of $350,000 less the assumption of a tax liability of $66,269. In connection with the Exchange, the exercise price of the outstanding warrants and options remained the same. The Company recorded a charge of approximately $75,000 for the change in value of the Company's outstanding options and warrants as of December 29, 2004 as a result of the increase in the number of common shares into which these equity instruments are exercisable based on the exchange ratio used in the merger, since the aggregate intrinsic value of the warrants and options after the Exchange is greater than before. The Black-Scholes option-pricing model was used to calculate the value of certain options and warrants and the related charge based upon the following weighted average assumptions to determine fair value; risk-free interest rate of 3.58%; expected life of 5 years; dividend yield of 0% and expected volatility of 70%.

As a development stage enterprise, the Company's primary efforts are devoted to conducting research and development, forming collaborations and raising capital. The Company has limited capital resources and has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. As of September 30, 2005, the Company had approximately $7,000,000 in cash, cash equivalents and investments. Management believes that cash, cash equivalents and investments on hand as of September 30, 2005 will be sufficient to fund operations through September 30, 2006. In May 2005, the Company raised net proceeds of $4,365,097 in a private placement, see Note G. However, the Company will be required to raise additional funds to meet long-term planned goals. There can be no assurance that such funds, if available at all, can be obtained on terms reasonable to the Company.

In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's research and development will be successfully completed or that any product will be approved or commercially viable. The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, dependence on collaborative arrangements, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with FDA and other governmental regulations and approval requirements.

LEV PHARMACEUTICALS INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] Basis of Presentation:

The consolidated financial statements include the accounts of Lev Pharmaceuticals, Inc. and its wholly-owned subsidiary Lev Development Corp. (formerly Lev Pharmaceuticals, Inc.) All significant intercompany transactions and balances have been eliminated in consolidation. The Company is devoting its efforts to research and development and there has not been any revenues generated from sales, license fees or royalties. The Company's financial statements are presented as statements of a development stage enterprise. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for full year financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal, recurring nature. Operating results for the three and nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto that are included in the Company's Annual Report on Form 10-KSB for the fiscal period ended December 31, 2004.

[2] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Equity instruments are valued using assumptions, which may vary significantly between periods.

[3] Stock-based compensation:

 The Company accounts for stock-based compensation to employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations. Under APB No. 25, generally, no compensation expense is recognized in the financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the fair value of the Company's stock is equal to or less than the amount an employee must pay to acquire the stock. The Company will recognize compensation expense in situations where the terms of an option grant are not fixed or where the fair value of the Company's common stock on the grant date is greater than the amount an employee must pay to acquire the stock. No stock options were granted under the plan until November 1, 2004. Had the Company accounted for its employee stock options under the fair value method of SFAS No. 123, “Accounting for Stock Based Accounting Compensation” (“SFAS No.123”), the Company's net loss per share would have changed as follows:

LEV PHARMACEUTICALS INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net loss	$(1,186,039)	$(579,576)	$(3,248,667)	$(3,652,528)

Total stock based employee compensation expense determined under fair value based method for all awards	(148,812)		(431,594)
Pro forma net loss	$(1,334,851)	$(579,576)	$(3,680,261)	$(3,652,528)

Net loss per common share (basic and diluted): As reported	$(0.01)	$(0.00)	$(0.04)	$(0.05)

Pro forma	$(0.02)	$(0.00)	$(0.05)	$(0.05)

 The weighted average fair value at the date of grant for options granted during the three and nine months ended September 30, 2005 was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

Years	5
Interest rate	3.58 - 4.11%
Volatility	70%
Dividend yield	0%

The fair value of warrants issued to non-employees for services are included in the financial statements and expensed when services are performed. The estimated allocated fair value of warrants issued in connection with financing activities is expensed over the term of the debt instruments. Warrants issued in connection with services or financings were valued at the grant date using the Black-Scholes option-pricing model.

LEV PHARMACEUTICALS INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

[4] Future impact of recently issued accounting standards:

 In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123R ("SFAS No. 123R"), Share-Based Payment". SFAS No. 123R revises SFAS No. 123, and supersedes APB No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. The provisions of SFAS No. 123R require the Company to expense, in the statement of operations, the fair value of awards of equity instruments exchanged for employee services, based on the grant-date fair value of those awards. The grant-date fair value of equity instruments will be estimated using an appropriate option-pricing model and will be recognized over the vesting period of the awards. SFAS No. 123R will be effective, for calendar year reporting public companies, commencing in the first quarter of the fiscal year ending December 31, 2006. The Company is in the process of analyzing the effects of adopting SFAS No. 123R and expects it to have a material effect on its financial statements, but cannot estimate the effect at this time.

[5] Net loss per share:

Basic net loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Potentially dilutive common shares of 6,944,672, 301,668, 6,944,672 and 301,668 for the three months ended September 30, 2005 and 2004 and nine months ended September 30, 2005 and 2004, respectively, related to stock options and warrants, were excluded from the diluted loss per share calculation because their effect would have been anti-dilutive.

[6] Investments:

Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost on the balance sheet.

[7] Fixed assets:

Fixed assets are stated at cost less accumulated depreciation. We compute depreciation of fixed assets using the straight-line method over the assets' estimated useful life, which is five years.

Note C - Investments

 Investments as of September 30, 2005 consist of two Certificate of Deposits valued at $1,500,000, which approximates fair value, and are due in less than one year.

Note D - Fixed Assets

Fixed assets, at cost, consist of the following:

	September 30, 2005 (Unaudited)	December 31, 2004
Lab equipment	$11,645	$—
Office equipment	55,475	7,436
Total	67,120	7436
Accumulated depreciation	(7,330)	(286)

	$59,790	$7,150

The Company recorded depreciation expense of $3,226 and $0 for the three months ended September 30, 2005 and 2004 and $7,044 and $0 for the nine months ended September 30, 2005 and 2004, respectively.

LEV PHARMACEUTICALS INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - ACCRUED EXPENSES

Accrued expenses consisted of the following:

	September 30, 2005 (Unaudited)	December 31, 2004
Research and development	$164,010	$—
Professional fees	20,103	129,795
Rent	—	33,437
Payroll	—	22,081
Other	13,413	58,312
	$197,526	$243,625

Note F - Loan Payable

In connection with product supplied during our clinical trial prior to and through regulatory approval, Sanquin Blood Supply Foundation (“Sanquin”) provides us a loan for C1-INH purchased. The loan is subject to a purchase money security interest.  Upon regulatory approval, Sanquin will forgive the loan and release any and all security interests. If regulatory approval is not obtained, then the loan must be repaid. The repayment terms and interest have not yet been finalized. The Company has accrued interest based on the imputed interest method. The principal loan balance outstanding as of September 30, 2005 is $237,883. The Sanquin loan is payable in Euros. Sanquin is an Amsterdam based not-for- profit organization that provides blood and plasma products, related services, and carries out research and education in the Netherlands.

Note G - Private Placement

In May 2005, the Company completed a private placement of units at a price of $50,000 per unit, with each unit consisting of 50,000 shares of common stock and a five-year warrant to purchase 25,000 shares of common stock at an exercise price of $1.35 per share. The Company sold 100.9 units for gross proceeds of $5,044,774. The Company's net proceeds were $4,365,097 after payment of fees and expenses, including registration costs. The Company paid $454,030 to the placement agent and issued warrants to the placement agent to purchase 681,044 shares of common stock. These warrants are immediately exercisable at $1.35 per share and expire in May 2010. The Company issued an aggregate of 5,044,774 shares of common stock and warrants to purchase 2,522,387 shares of common stock to investors in the private placement, not including the warrants issued to the placement agent.

Note H - Options and Warrants

Following the merger between Lev and a subsidiary of FCP, in May 2005, the Company's Board of Directors determined that the basis for the exchange of options and warrants to purchase common stock of Lev outstanding prior to the merger for options and warrants to purchase common stock of the Company should be changed. Though the number of shares issuable upon exercise of these options and warrants was increased, the parties to the merger did not proportionately reduce the exercise price of these options and warrants to account for the increase in the number of shares outstanding after the merger. Accordingly, in May 2005, the exercise price of outstanding warrants to purchase 190,327 shares was reduced from $0.10 to $0.04 per share. Also, the exercise price of outstanding warrants to purchase 111,341 shares was reduced from $0.85 to $0.30 per share. At the date of this repricing, the Company recognized a charge to operations of $27,819 for the incremental value of these warrants based upon the Black Scholes option pricing model.

The Board further determined, subject to obtaining stockholder approval at the Company's next annual meeting to be held on December 12, 2005, to reduce the exercise price, from $0.85 to $0.30, of outstanding options to purchase 1,427,450 shares of common stock held by each of the Chief Executive Officer and the Chairman, respectively (an aggregate of 2,854,900 shares). If this option repricing is approved by the Company's stockholders, the Company will record a charge to operations at the repricing date and the Company's statement of operations will be charged or credited at the end of each reporting period with respect to these employee options to reflect subsequent changes in the value of these options based on changes in the Company's stock price. These charges will cease upon the earlier of the exercise of the options or the adoption of SFAS 123R. If the stockholders had approved this change as of September 30, 2005, the Company would have recorded a charge of approximately $2,284,000 to the Consolidated Statement of Operations for the nine months ended September 30, 2005.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our condensed consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.

Overview

We are a development stage biopharmaceutical company that was formed in July 2003 to focus on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Lev Pharmaceuticals, Inc. Our product candidates are based on C1-esterase inhibitor ("C1-INH"), a human plasma protein that mediates inflammation and is potentially applicable as a treatment for a range of medical indications. We initiated a Phase III clinical trial of our lead product candidate, C1-INH for the treatment of hereditary angioedema ("HAE"), in March 2005. We are also developing C1-INH for the treatment of acute myocardial infarction ("AMI"), or heart attack, and selective other diseases and disorders in which inflammation is known or believed to play an underlying role. We have certain rights to C1-INH technology through agreements with Sanquin Blood Supply Foundation, an Amsterdam-based not-for-profit organization that provides blood and plasma products and related services, carries out research and provides education, primarily in the Netherlands.

From July 21, 2003 (inception) through September 30, 2005, we have not generated any revenue from operations. We expect to incur additional losses to perform further research and development activities. We do not currently have any commercial biopharmaceutical products, and do not expect to have such for a number of years, if at all.

Recent Developments

On November 5, 2004, FCP entered into an agreement and plan of merger (the "Agreement") with Lev Development Corp., formerly known as Lev Pharmaceuticals, Inc. ("Lev"), which was incorporated on July 21, 2003 in the State of Delaware. Lev is a development stage company that is engaged in developing and commercializing therapeutic products for the treatment of inflammatory diseases. On December 29, 2004, the merger closed and pursuant to the Agreement, FCP acquired 100% of the outstanding capital stock of Lev through its subsidiary Lev Acquisition Corp. ("LAC"). In connection with the merger, FCP changed its name to Lev Pharmaceuticals, Inc. and increased its authorized common stock to 200,000,000 shares and its preferred stock to 20,000,000 shares. Under terms of the Agreement, the stockholders of Lev exchanged all of their issued and outstanding shares of common stock for 5,029,795 shares of FCP common stock, and 4,789,433 Series A voting convertible preferred shares (the "Exchange"). Each Series A voting convertible preferred share is automatically convertible into 13.940668 shares of FCP common stock (an aggregate 66,767,994 common shares). The 71,797,789 shares of common stock represent approximately 94.10% of the ownership interests in FCP. In addition, all of the outstanding Lev options and warrants immediately prior to the merger were exchanged for 2,854,900 FCP options and 301,668 FCP warrants. The Exchange which, resulted in the stockholders of Lev having control of FCP, represents a recapitalization of FCP, or a "reverse merger" rather than a business combination. In connection therewith, FCP's historic capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by FCP in the Exchange while Lev's historical accumulated deficit was carried forward. The statement of operations reflects the activities of Lev from the commencement of its operations on July 21, 2003. In connection with the Agreement, Lev paid $350,000 for the acquisition of FCP including $283,731 to certain stockholders and assuming the outstanding tax liability of $66,269. In connection with the Exchange, the exercise price of the outstanding warrants and options remained the same. We recorded a charge of approximately $75,000 for the change in value of our outstanding options and warrants as of December 29, 2004 as a result of the increase in the number of common shares into which these equity instruments are exercisable based on the exchange ratio used in the merger, since the aggregate intrinsic value of the warrants and options after the Exchange is greater than before. The Black-Scholes option-pricing model was used to calculate the value of certain options and warrants and the related charge based upon the following weighted average assumptions to determine fair value; risk-free interest rate of 3.58%; expected life of 5 years; dividend yield of 0% and expected volatility of 70%.

 In May 2005, we completed a private placement of units at a price of $50,000 per unit, with each unit consisting of 50,000 shares of common stock and a five-year warrant to purchase 25,000 shares of common stock at an exercise price of $1.35 per share. We sold 100.9 units for gross proceeds of $5,044,774. Our net proceeds were $4,365,097 after payment of fees and expenses, including registration costs. We paid $454,030 to the placement agent and issued warrants to the placement agent to purchase 681,044 shares of common stock. These warrants are immediately exercisable at $1.35 per share and expire in May 2010. We issued an aggregate of 5,044,774 shares of common stock and warrants to purchase 2,522,387 shares of common stock to investors in the private placement, not including the warrants issued to the placement agent.

 Following the merger between Lev and a subsidiary of FCP, in May 2005, our Board of Directors determined that the basis for the exchange of options and warrants to purchase common stock of Lev outstanding prior to the merger for options and warrants to purchase our common stock should be changed. Though the number of shares issuable upon exercise of these options and warrants was increased, the parties to the merger did not proportionately reduce the exercise price of these options and warrants to account for the increase in the number of shares outstanding after the merger. Accordingly, in May 2005, the exercise price of outstanding warrants to purchase 190,327 shares was reduced from $0.10 to $0.04 per share. Also, the exercise price of outstanding warrants to purchase 111,341 shares was reduced from $0.85 to $0.30 per share. At the date of this repricing, we recognized a charge to operations of $27,819 for the incremental value of these warrants based upon the Black Scholes option pricing model.

The Board further determined, subject to obtaining stockholder approval at our next annual meeting to be held on December 12, 2005, to reduce the exercise price, from $0.85 to $0.30, of outstanding options to purchase 1,427,450 shares of common stock held by each of the Chief Executive Officer and the Chairman, respectively (an aggregate of 2,854,900 shares). If this option repricing is approved by our stockholders we will record a charge to operations at the repricing date and our statement of operations will be charged or credited at the end of each reporting period with respect to these employee options to reflect subsequent changes in the value of these options based on changes in our stock price. These charges will cease upon the earlier of the exercise of the options or the adoption of SFAS 123R. If the stockholders had approved this change as of September 30, 2005, we would have recorded a charge of approximately $2,284,000 to the Consolidated Statement of Operations for the nine months ended September 30, 2005.

Plan of Operation

Our plan of operation for the next twelve months is to focus primarily on our Phase III clinical trial of our lead product candidate, C1-INH for the treatment of HAE. In addition, we are currently developing C1-INH for the treatment of AMI.

Hereditary Angioedema

We entered into a distribution and manufacturing services agreement with Sanquin in January 2004. Sanquin currently manufactures and markets a highly purified preparation of C1-INH in Europe and pursuant to the agreement, Sanquin agreed to provide us with C1-INH for use in our clinical trials and for commercial distribution upon regulatory licensure. Pursuant to the agreement, we have distribution rights in all countries in North, Central and South America, with the exception of the Dutch Overseas Territories, Argentina and Brazil.

Under this agreement, we agreed to take primary responsibility for conducting the Phase III clinical trials of C1-INH for the treatment of HAE, and preparation and filing of all regulatory applications necessary to register the product candidate. In exchange, Sanquin agreed to provide us with the technical data and support necessary to assist us in preparing and filing all such regulatory applications.

Furthermore, Sanquin agreed to supply C1-INH for our Phase III clinical trials. Upon receipt of FDA approval for our product candidate for the treatment of HAE, upon commercial launch of this product and thereafter during the term of the agreement, Sanquin will supply us with our commercial requirements for C1-INH for the treatment of HAE in each country where we have received regulatory approval. Our purchase of C1-INH from Sanquin is subject to minimum annual purchase requirements.

We initiated a Phase III clinical trial of C1-INH for the treatment of HAE in March 2005. In July 2004, we received orphan drug designation from the FDA for C1-INH (human), which, upon product licensure, could provide us with a seven-year exclusive right to market its C1-INH product as a treatment for HAE in the United States.

Acute Myocardial Infarction

Our second development program is focused on the use of C1-INH in treating AMI, commonly known as a heart attack. Current treatments for AMI, both surgical and pharmaceutical, are directed at restoring blood flow to heart tissue or preventing further obstruction. Despite a widespread appreciation for the role of inflammation in AMI in both the scientific and medical communities, no presently available treatments directly target the mechanisms of inflammation. Based on preliminary animal and clinical data, we believe that C1-INH may be useful as a treatment for AMI.

We entered into a license agreement with Sanquin on January 27, 2004. Under this agreement, we have an exclusive, worldwide, royalty-bearing license, with the right to sublicense, to the use of C1-INH for the treatment of AMI. In connection with the license agreement, we paid Sanquin certain fees and reimbursed Sanquin for certain expenses. In addition, we have an obligation to pay Sanquin royalties on sales of products incorporating the licensed technology.

Results of Operations

Three Months Ended September 30, 2005 as compared to the Three Months Ended September 30, 2004

We had no revenues during the three months ended September 30, 2005 and 2004 because we do not have any commercial biopharmaceutical products.

Research and development expenses for the three months ended September 30, 2005 were $554,730 as compared to $188,916 for the three months ended September 30, 2004. The increase of $365,814 primarily represents expenses relating to the Phase III clinical trials that commenced in March 2005.

General and administrative and license acquisition costs were $688,982 for the three months ended September 30, 2005 as compared to $404,827 for the three months ended September 30, 2004. The increase of $284,155 is primarily due to increases in payroll and benefits, travel and related expenses and general operating costs associated with being a public company.

Interest income was $60,800 for the three months ended September 30, 2005 as compared to interest income of $14,167 for the three months ended September 30, 2004. The increase of $46,633 is attributed to higher interest rates for the three months ended September 30, 2005 as compared to September 30, 2004.

Due to the factors mentioned above, the net loss for the three months ended September 30, 2005 was $1,186,039 or loss of $ 0.01 per common share, basic and diluted as compared to a loss of $579,576 for the three months ended September 30, 2004 or a loss of $0.00 per common share, basic and diluted.

Nine Months Ended September 30, 2005 as compared to the Nine Months Ended September 30, 2004

We had no revenues during the nine months ended September 30, 2005 and 2004 because we do not have any commercial biopharmaceutical products.

Research and development expenses for the nine months ended September 30, 2005 were $1,580,519 as compared to $886,400 for the nine months ended September 30, 2004. The increase of $694,119 primarily represents expenses relating to the Phase III clinical trials that commenced in March 2005.

General and administrative and license acquisition costs were $1,791,297 for the nine months ended September 30, 2005 as compared to $2,797,574 for the nine months ended September 30, 2004. The decrease of $1,006,277 was partially due to the recording of a non-cash compensation expense of $2,005,530 for the nine months ended September 30, 2004 for the issuance of warrants to three consultants in connection with the development of our strategic business plan, obtaining our license and consulting on our corporate structure which was offset by increases in salaries and travel related expenses during the nine months ended September 30, 2005. Compensation expense was recorded at fair value based upon the Black-Scholes option pricing model. For the nine months ended September 30, 2005, excluding the non-cash compensation charge, our costs increased by $999,253 primarily due to increases in payroll and benefits, travel and related expenses and general operating costs associated with being a public company.

Interest income was $126,276 for the nine months ended September 30, 2005 as compared to interest income of $31,446 for the nine months ended September 30, 2004. The increase of $94,830 is attributed to higher interest rates for the nine months ended September 30, 2005 as compared to September 30, 2004.

Due to the factors mentioned above, the net loss for the nine months ended September 30, 2005 was $3,248,667 or a loss of $0.04 per common share, basic and diluted, as compared to a loss of $3,652,528 for the nine months ended September 30, 2004 or a loss of $0.05 per common share, basic and diluted.

Liquidity and Capital Resources

As of September 30, 2005, we had cash, cash equivalents and investments of $7,023,439 and working capital was $6,850,926. Net cash used in operations was $2,826,611 for the nine months ended September 30, 2005 and was primarily due to our loss of $3,257,293. Cash used in investing activities for the nine months ended September 30, 2005 was $1,559,684 resulting from the purchase of investments and fixed assets. Cash from financing activities was $4,365,227 and resulted primarily from the sale of common stock and warrants from a private placement in May 2005.

In May 2005, we completed a private placement of units at a price of $50,000 per unit, with each unit consisting of 50,000 shares of common stock and a five-year warrant to purchase 25,000 shares of common stock at an exercise price of $1.35 per share. We sold 100.9 units for gross proceeds of $5,044,774. Our net proceeds were $4,365,097 after payment of fees and expenses, including registration costs. We paid $454,030 to the placement agent and issued warrants to the placement agent to purchase 681,044 shares of common stock. These warrants are immediately exercisable at $1.35 per share and expire in May 2010. We issued an aggregate of 5,044,774 shares of common stock and warrants to purchase 2,522,387 shares of common stock to investors in the private placement, not including the warrants issued to the placement agent.

In February and March 2004, we received proceeds in a private placement of $7,968,495, net of issuance costs of $51,465, from the sale of 3,425,879 shares of common stock at $0.26 per share and from the sale of 23,913,848 shares of common stock at $0.30 per share. In December 2003, we received proceeds in a private placement of $300,000 through the sale of 1,141,960 shares of common stock at $0.26 per share.

To date, we have relied primarily upon selling equity securities from private placements to generate cash to implement our plan of operations. We believe that our cash and cash equivalents will be sufficient to meet our cash requirements for the next twelve months. Our capital resources are focused on the clinical development and regulatory approval of C1-INH for the treatment of HAE. We will need additional funding to complete these activities. We cannot be certain that additional funding will be available on acceptable terms, or at all.

COMMITMENTS AND CONTINGENCIES

In our Annual Report on Form 10-KSB for the year ended December 31, 2004 under the heading “Contractual Obligations,” we outlined our commitments and contingencies. For the quarter ended September 30, 2005, there have been no material changes in our commitments and contingencies.

OFF -BALANCE SHEET ARRANGEMENTS

We had no off-balance sheet arrangements as of September 30, 2005 with the exception of operating leases.

CRITICAL ACCOUNTING ESTIMATES

In our Annual Report on Form 10-KSB for the year ended December 31, 2004, our most critical accounting policies and estimates upon which our financial status depends upon were identified as those relating to income taxes, equity based compensation and research and development cost . We reviewed our policies and determined that those policies remain our most critical accounting policies for the quarter ended September 30, 2005. We did not make any changes in those policies during the three months ended September 30, 2005.

ITEM 3. CONTROLS AND PROCEDURES

 As of the end of the period covered by this report, we conducted an evaluation, under the supervision and with the participation of our chief executive officer and chief financial officer of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act). Based upon this evaluation, our chief executive officer and principal accounting officer concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. There has been no significant change in our internal controls over financial reporting that could significantly affect internal controls subsequent to June 30, 2005.

PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

We are not currently a party to, nor are any of our property currently the subject of, any pending legal proceeding.

ITEM 2. UNREGISTERED SALE OF EQUITY SECURITIES AND USE OF PROCEEDS

 Not applicable.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

 Not applicable.

ITEM 5. OTHER INFORMATION

Not applicable.

ITEM 6. EXHIBITS

Number	Description
31.1	Certification by Chief Executive Officer pursuant to Sarbanes Oxley Section 302.
31.2	Certification by Chief Financial Officer pursuant to Sarbanes Oxley Section 302.
32.1	Certification by Chief Executive Officer pursuant to 18 U.S. C. Section 1350
32.2	Certification by Chief Financial Officer pursuant to 18 U.S. C. Section 1350

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LEV PHARMACEUTICALS, INC. (Registrant)

Date: November 14, 2005	By:	/s/ Joshua D. Schein, Ph.D.
Joshua D. Schein, Ph.D. Chief Executive Officer

Date: November 14, 2005	By:	/s/ Douglas J. Beck
Douglas J. Beck Chief Financial Officer

Exhibit 31.1

CERTIFICATIONS

I, Joshua D. Schein, Ph.D. certify that:

1) I have reviewed this quarterly report on Form 10-QSB of Lev Pharmaceuticals, Inc.

2) Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3) Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4) The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a) Designed such disclosure controls and procedures, or caused such disclosure  controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiary, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) [Paragraph omitted in accordance with SEC transition instructions contained in SEC Release 34-47986]

c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting.

5) The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions);

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 14, 2005	By:	/s/ Joshua D. Schein, Ph. D.
Joshua D. Schein, Ph. D. Chief Executive Officer

Exhibit 31.2

CERTIFICATIONS

I, Douglas J. Beck, certify that:

1) I have reviewed this quarterly report on Form 10-QSB of Lev Pharmaceuticals, Inc.

2) Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3) Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4) The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15(e)) for the registrant and we have:

a) Designed such disclosure controls and procedures, or caused such disclosure  controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiary, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) [Paragraph omitted in accordance with SEC transition instructions contained in SEC Release 34-47986]

c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting.

5) The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions);

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 14, 2005	By:	/s/ Douglas J. Beck
Douglas J. Beck Chief Financial Officer

Exhibit 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER
LEV PHARMACEUTICALS, INC.
FORM 10-QSB FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED
PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I am the Chief Executive Officer of Lev Pharmaceuticals, Inc., a Delaware corporation (the "Company"). I am delivering this certificate in connection with the Form 10-QSB of the Company for the three months ended September 30, 2005 and filed with the Securities and Exchange Commission ("Form 10-QSB").

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, I hereby certify that, to the best of my knowledge, the Form 10-QSB fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-QSB fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 14, 2005	By:	/s/ Joshua D. Schein, Ph. D.
Joshua D. Schein, Ph.D. Chief Executive Officer

Exhibit 32.2

CERTIFICATION OF CHIEF FINANCIAL
LEV PHARMACEUTICALS, INC.
FORM 10-QSB FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED
PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I am the Chief Financial Officer of Lev Pharmaceuticals, Inc., a Delaware corporation (the "Company"). I am delivering this certificate in connection with the Form 10-QSB of the Company for the three months ended September 30, 2005 and filed with the Securities and Exchange Commission ("Form 10-QSB").

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, I hereby certify that, to the best of my knowledge, the Form 10-QSB fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-QSB fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 14, 2005	By:	/s/ Douglas J. Beck
Douglas J. Beck Chief Financial Officer